UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549
                           __________________________

                                   FORM 8-A/A

                                (AMENDMENT NO. 2)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               ROSS SYSTEMS, INC.
                               ------------------
             (Exact name of registrant as specified in its charter)

                   DELAWARE                              94-2170198
  --------------------------------------     ---------------------------------
 (State of incorporation or organization)   (I.R.S. Employer Identification No.)

            Two Concourse Parkway, Suite 800, Atlanta, Georgia 30328
            --------------------------------------------------------
               (Address of principal executive offices) (zip code)

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [__]

If this form relates to the registration of a class of securities pursuant to Section (g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates(if applicable): Not applicable

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of Class    Name of each exchange on which such class is registered
       NONE              NONE

Securities to be registered pursuant to Section 12(g) of the Act:

       Title of Class    Name of each exchange on which such class is registered
       PREFERRED SHARE   NASDAQ NATIONAL MARKET SYSTEM
       PURCHASE RIGHTS

This Amendment No. 2 to the Registration Statement on Form 8-A of Ross Systems, Inc. is filed to amend Item 1 of the Form 8-A/A originally filed on October 3, 2001 as follows:

ITEM 1.  Description of Securities to be Registered.
         ------------------------------------------

The first two paragraphs of Item 1 of the Registration Statement on Form 8-A/A originally filed on October 3, 2001 are hereby deleted and replaced with the following:

          Pursuant to a Preferred Shares Rights Agreement (the "Prior Rights Agreement") dated as of September 4, 1998 between Ross Systems, Inc. (the "Company") and BankBoston, N.A., as Rights Agent, the Company's Board of Directors declared a dividend of one right (a "Right") to purchase one one-thousandth share of the Company's Series B Participating Preferred Stock (the "Series B Preferred") for each outstanding share of the Company's common stock, par value $0.001 per share (the "Common Shares"). The dividend was payable on September 14, 1998 (the "Record Date") to stockholders of record as of the close of business on that date. Each Right entitled the registered holder to purchase from the Company one one-thousandth of a share of Series B Preferred at an exercise price of $21.75 (the "Exercise Price"), subject to adjustment.

          On July 6, 2001, pursuant to Section 27 of the Prior Rights Agreement, the Company's Board of Directors agreed to restate the dividend it had declared under the Prior Rights Agreement in an Amended and Restated
     Preferred Shares Rights Agreement dated July 6, 2001 (the "Rights Agreement"). Under the Rights Agreement, the Company's Board of Directors amended the Prior Rights Agreement to amend the triggering event threshold applicable to Benjamin W. Griffith, III or any entity wholly owned by Benjamin W. Griffith, III (collectively, "Griffith") to 20% and remove a provision that prevented the Board of Directors from taking certain actions within 180 days of election of a majority of the Board of Directors by stockholder action by written consent.

          On August 10, 2001, the Company and Registrar and Transfer Company entered into an Amendment to the Rights Agreement (the "Second Amendment"), whereby Registrar and Transfer Company was appointed as successor Rights Agent under the Rights Agreement (the "Rights Agent"), replacing to BankBoston, N.A.

          On September 4, 2003, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with chinadotcom corporation ("Parent") and CDC Software Holdings, Inc. ("Merger Sub"), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will be merged with and into the Company (the "Merger"), and the Company will become a wholly owned subsidiary of Parent.

          Concurrently with the execution and delivery of the Merger Agreement, certain stockholders of the Company entered into Stockholder Agreements, each


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


     dated September 4, 2003 (the "Stockholder Agreements"), with Parent and Merger Sub, whereby such stockholders agreed, among other things, to (1) vote the Common Shares owned by them in favor of the Merger and (2) grant Parent a proxy with respect to the voting of their Common Shares in connection with the Merger and certain related matters, in each case upon the terms and subject to the conditions and limitations set forth in the Stockholder Agreements. In addition, Benjamin W. Griffith, III entered into a Preferred Stockholder Agreement, dated September 4, 2003 (the "Preferred Stockholder Agreement") with Parent, Merger Sub and the Company, whereby Mr. Griffith agreed, among other things, to (A) vote the Common Shares and shares of the Company's Series A Preferred Stock owned by him in favor of the Merger, (B) grant Parent a proxy with respect to the voting of the Common Shares and the shares of the Company's Series A Preferred Stock owned by Mr. Griffith in connection with the Merger and certain related matters, and (C) immediately prior to the consummation of the Merger, surrender the shares of the Company's Series A Preferred Stock owned by him for conversion into Common Shares, in each case upon the terms and subject to the conditions and limitations set forth in the Preferred Stockholder Agreement.

          Each of the Stockholder Agreements and the Preferred Stockholder Agreement will terminate on the first to occur of (1) the effective time of the Merger, (2) the termination of the Merger Agreement in accordance with its terms, (3) March 1, 2004, (4) written notice of termination of the Merger Agreement by Parent to the stockholder party to such Stockholder
     Agreement or Preferred Stockholder Agreement, as applicable, and (5) the withdrawal or adverse modification by the Board of Directors of the Company of its approval or recommendation of the Merger or the Merger Agreement.

          In connection with the Merger Agreement, the Board of Directors of the Company approved an amendment to the Rights Agreement (the "Third Amendment") dated as of September 4, 2003, pursuant to Section 27 of the Rights Agreement. The Third Amendment provides that (1) neither Parent, Merger Sub nor any of their respective affiliates or associates will be deemed an "Acquiring Person" under the Rights Agreement by reason of the execution of the Merger Agreement, the Stockholder Agreements or the
     Preferred Stockholder Agreement or any transaction contemplated by the Merger Agreement, the Stockholder Agreements or the Preferred Stockholder Agreement, and (2) no Shares Acquisition Date, Distribution Date or Triggering Event (each as defined in the Rights Agreement) will be deemed to occur by virtue of the execution of the Merger Agreement, any of the Stockholder Agreements or the Preferred Stockholder Agreement, or by virtue of any of the transactions contemplated by the Merger Agreement, the Stockholder Agreements or the Preferred Stockholder Agreement, including, without limitation, the publication or other announcement of the signing of the Merger Agreement, the Stockholder Agreements or the Preferred Stockholder Agreement or the consummation of the Merger. The Third Amendment further provides that if the Merger is consummated, the Rights will expire immediately prior to the Effective Time (as defined in the Merger

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


     Agreement) without further action. In addition, the Third Amendment increases the Triggering Event threshold applicable to Griffith to 21%.

          With respect to the summary of the principal terms of the Rights Agreement in Item 1 of the Registration Statement on Form 8A/A originally filed on October 3, 2001, the terms "Acquiring Person," "Distribution Date," "Limitations," and "Shares Acquisition Date" as used throughout such
     Item 1, as well as all references to the expiration of the rights, are subject in all cases to the modifications effected by the Third Amendment, including those described above.

          The Rights Agreement is attached as an exhibit to the Registration Statement on Form 8-A/A (Amendment No. 1) filed with the Securities and Exchange Commission on October 3, 2001 and is incorporated herein by reference. The Second Amendment is attached hereto as Exhibit 1 and is incorporated herein by reference. The Third Amendment is attached hereto as
     Exhibit 2 and is incorporated herein by reference. The description of the Rights and the Rights Agreement contained in this Form 8-A/A does not purport to be complete and is qualified in its entirety by reference to such exhibits.


ITEM 2.  Exhibits.
         --------

     1. Amendment to Rights Agreement, dated as of August 10, 2001, between Ross Systems, Inc. and Registrar and Transfer Company, as Rights Agent

     2. Third Amendment to Rights Agreement, dated as of September 4, 2003, between Ross Systems, Inc. and Registrar and Transfer Company, as Rights Agent

     3. Certificate of Incorporation of Ross Systems, Inc.(1)

     4. Bylaws of Ross Systems, Inc.(1)
---------------
     (1) Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on July 24, 1998.


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


                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



Date: September 4, 2003                  ROSS SYSTEMS, INC.



                                         /s/ Verome M. Johnston
                                         ---------------------------------------
                                         Verome M. Johnston
                                         Vice President, Chief Financial Officer



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